Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS THIRD

QUARTER 2003 RESULTS

- Third Quarter Revenues Up 63% -

RALEIGH, NC, October 28, 2003—Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced financial and operating results for the third quarter 2003 ended September 30, 2003.

Financial highlights include:

•	Third quarter revenues, consisting of COLAZAL® sales of $14.1 million, represent a 63% increase over 3Q02 sales; and

•	Nine-month revenues, consisting of COLAZAL sales of $38.6 million, represent a 74% increase over the first nine months of 2002.

Sales of COLAZAL generated product revenue of $14.1 million for the third quarter of 2003 compared to $8.7 million for the third quarter of 2002. This represents an increase of 63% over the prior year period. Sales of COLAZAL were $38.6 million for the first nine months of 2003, an increase of 74% compared to $22.2 million in sales for the first nine months of 2002. Product revenues were derived from sales of COLAZAL® (balsalazide disodium) Capsules 750 mg, the Company’s first-line therapy for the treatment of mildly to moderately active ulcerative colitis. Cost of sales was $3.3 million for the third quarter of 2003 and $9.1 million for the first nine months of 2003. Gross margin on product revenue was 76.7% and 76.4%, respectively, for the third quarter and first nine months of 2003.

Research and development expenses were $5.5 million for the third quarter of 2003, compared to $7.1 million for the prior year period. Research and development expenses totaled $17.1 million for the first nine months of 2003, compared to $13.1 million for the first nine months of 2002. Selling, general and administrative expenses were $9.4 million and $28.3 million for the third quarter and first nine months of 2003, respectively, compared to $8.4 million and $22.8 million for the corresponding periods of 2002.

The Company reported a net loss of $4.0 million, or $0.18 per share, for the third quarter of 2003.

Cash, cash equivalents and investments were $41.4 million on September 30, 2003.

Commenting on the performance of the Company for the third quarter, Adam Derbyshire, Senior Vice President, Finance and Administration, and Chief Financial Officer, stated, “According to NDC data, COLAZAL experienced a 41% year-over-year growth in prescriptions written during the quarter. This growth trend is continuing as COLAZAL achieved new highs in weekly total prescriptions consecutively for the first two weeks in October. Based upon information currently available, we continue to estimate net COLAZAL sales will be approximately $53 million in 2003 and $70 to $73 million in 2004.

“Our infrastructure is essentially in place and consequently, we expect operating expenses, excluding cost of goods, through 2004 to be in line with the level of such expenses for the first nine months of 2003, with allowance for single-digit growth. Based upon this factor and guidance for net COLAZAL sales for 2004, we continue to expect to become profitable in the second half of 2004 excluding any revenue effects of Rifaximin. We further continue to believe that we will be profitable for the year ending December 31, 2004 if Rifaximin is approved and launched in 2004 as expected. With respect to earnings, based upon information currently available, we estimate that the net loss for 2003 will be approximately $1.08 per share, on a GAAP basis, and $1.00 per share excluding approximately $1.7 million of non-operating expenses related to the Axcan hostile tender offer and proxy contest. We believe the presentation of this non-GAAP loss and loss per share information provides useful information to investors because it eliminates certain expenses unrelated to our operations and because it provides similar information for period-to-period comparisons.”

Carolyn Logan, President and Chief Executive Officer, commented, “COLAZAL continued to meet our goals during the third quarter. Last week we announced the licensing of COLAZAL commercial rights to Chong Kun Dang Pharmaceutical Corporation (CKD) to sell COLAZAL in South Korea. As part of the agreement, Salix received a first right of negotiation for all CKD gastrointestinal products available for commercialization in the United States. We are excited about this “win-win” opportunity for both companies. CKD now has access to COLAZAL and we have the potential to expand our pipeline of gastrointestinal products.

“During the third quarter of 2003 we continued our efforts to complete the Rifaximin NDA amendment and to explore and develop additional potential clinical applications for Rifaximin, our gastrointestinal-specific antibiotic. All of the studies and actions requested by the FDA in its October 25, 2002 approvable letter have been completed and we remain on schedule to submit the amendment no later than the end of November. Results of an open label study of Rifaximin in the treatment of Crohn’s disease were presented earlier this month at the annual meeting of the American College of Gastroenterology. Patient enrollment is ongoing in the pouchitis study. Two investigator-initiated studies of Rifaximin progressed during the quarter: at this time, patient enrollment is ongoing in the small bowel overgrowth/irritable bowel syndrome study, and patient enrollment has been completed in the prophylaxis of travelers’ diarrhea study.

“The Company met with the FDA on August 20, 2003 to review its development program for the Granulated Mesalamine product. Work is underway to file an IND by the end of October and initiate dose range-finding studies by year end. We intend to initiate Phase III studies during the first half of 2004 assuming we determine the appropriate dosing regimen in a timely manner.

“During the quarter Salix capitalized on opportunities to provide the most current information to assist gastroenterologists in their clinical practice. The Company supported two continuing education symposia: the first, in conjunction with the annual meeting of the Infectious Disease Society of America, entitled “Prevention of Enteric Infections: From Travelers’ Diarrhea to Bioterrorism;” and the second, in conjunction with the annual meeting of the American College of Gastroenterology, entitled “Spotlight on Crohn’s Disease: New Data in the Bacterial Controversy.”

“In September we announced the implementation of changes to the Company’s internal structure, including appointment of a non-employee Chairman of the Board and various Bylaw amendments, to improve corporate governance and clarify governance procedures. John Chappell, an independent director since 1993, was named Chairman in September. Bob Ruscher, our former Chairman, announced his intention to retire from the Board by the end of the year and his retirement will take place on or around November 1. Mr. Ruscher will continue to be available to the Company through 2005 to assist in strategic initiatives. Currently, efforts by an independent search firm to identify and secure an additional independent outside Board member are progressing well.”

The Company will host a conference call at 9:00 a.m. ET, on October 28, 2003 to discuss the subjects of this press release. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. The web cast will be archived on the Company’s web site through November 3.

The telephone numbers to access the conference call are (800) 231-9012 (U.S. and Canada) or (719) 457-2617 (international.) The access code for the call is 500530. A replay of the call will be available from 12:00 noon, ET, October 28 through November 3. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the call is 500530.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 84-member gastroenterology specialty sales and marketing team. Salix’s first marketed product is COLAZAL®, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix’s next product candidate is Rifaximin, currently in development for the potential treatment of infections of the gastrointestinal tract. The Company submitted an NDA for Rifaximin for the treatment of travelers’ diarrhea to the FDA on December 26, 2001. The Company received an approvable letter from the FDA on October 25, 2002 and is currently working with the FDA to complete the approval process. In July 2002, Salix acquired exclusive U.S. development and marketing rights to a Granulated Mesalamine product. The Company intends to complete the development work required to secure regulatory approval for the product in the U.S. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Table follows

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statement of Operations

Unaudited

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2003	2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Product revenue	$14,124	$8,673	$38,579	$22,221

Total revenues	14,124	8,673	38,579	22,221

Operating Expenses:
Cost of products sold	3,287	2,185	9,120	5,548
License fees and costs related to collaborative agreements	31	31	94	94
Research and development	5,501	7,069	17,111	13,085
Selling, general and administrative	9,369	8,392	28,346	22,828

Total costs and expenses	18,188	17,677	54,671	41,555
Loss from operations	(4,064)	(9,004)	(16,092)	(19,334)
Interest and other income/(expense), net	91	351	(356)	743
Income tax	—	—	—	—

Net loss	$(3,973)	$(8,653)	$(16,448)	$(18,591)

Net loss per share	$(0.18)	$(0.41)	$(0.77)	$(0.92)

Weighted average shares outstanding	21,652	21,351	21,501	20,193

Salix Pharmaceuticals, Ltd.

Reconciliation of GAAP Amounts to Adjusted Amounts

Unaudited

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,	September 30,	September 30,	September 30,
	2003	2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
GAAP Net loss	$(3,973)	$(8,653)	$(16,448)	$(18,591)
Adjustment Items:
Expenses related to hostile tender offer and related proxy contest by Axcan Pharma, Inc.	39	—	1,693	—

Net loss, as adjusted	$(3,934)	$(8,653)	$(14,755)	$(18,591)

GAAP Net loss per share	$(0.18)	$(0.41)	$(0.77)	$(0.92)
Adjustment Items:
Expenses related to hostile tender offer and related proxy contest by Axcan Pharma, Inc.	0.00	—	0.08	—

Net loss per share, as adjusted	$(0.18)	$(0.41)	$(0.69)	$(0.92)

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30	December 31,
	2003	2002
	(unaudited)	(audited)
Assets
Cash, cash equivalents and investments	$41,363	$55,748
Accounts receivable, net	4,503	5,980
Inventory, net	13,303	10,210
Other assets	3,811	3,364

Total Assets	$62,980	$75,302

Liabilities & Stockholders’ Equity
Accounts payable and other current liabilities	$12,451	$11,705
Deferred revenue	3,334	3,208

Total current liabilities	15,785	14,913

Common stock	22	21
Additional paid-in-capital	134,679	131,300
Other comprehensive loss	(432)	(306)
Accumulated deficit	(87,074)	(70,626)

Total stockholders’ equity	47,195	60,389

Total Liabilities & Stockholders’ Equity	$62,980	$75,302

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include management of rapid growth, market acceptance for approved products, risks of regulatory review and clinical trials, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.